EXHIBIT 8.1
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                           WEIL, GOTSHAL & MANGES LLP
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                               September 22, 2006



To the Parties Listed on
Schedule A attached hereto

       RE:    BMW VEHICLE OWNER TRUST 2006-A ASSET BACKED NOTES
              -------------------------------------------------

Ladies and Gentlemen:

       We have acted as counsel to BMW Vehicle Owner Trust 2006-A, a Delaware statutory trust (the "Trust"), in connection with the issuance of $323,000,000 aggregate principal amount of 5.36344% Class A-1 Notes, due September 25, 2007 (the "Class A-1 Notes"), $308,000,000 aggregate principal amount of 5.30% Class A-2 Notes, due May 26, 2009 (the "Class A-2 Notes"), $280,000,000 aggregate principal amount of 5.13% Class A-3 Notes, due September 27, 2010 (the "Class A-3 Notes"), $173,044,000 aggregate principal amount of 5.07% Class A-4 Notes, due August 25, 2011 (the "Class A-4 Notes"), and $24,952,000 aggregate principal amount of 5.19% Class B Notes, due June 25, 2013 (the "Class B Notes" and, together with the Class A-1 Notes, Class A-2 Notes, Class A-3 Notes, and Class A-4 Notes, the "Notes"). The Notes will be issued pursuant to an indenture, dated as of September 1, 2006, (the "Indenture"), between the Trust and Deutsche Bank Trust Company Americas, as trustee (the "Indenture Trustee"). Any defined term used herein and not otherwise defined shall have the meaning used in the Indenture.

       In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the trust agreement, dated August 14, 2006, as amended and restated as of September 1, 2006, between BMW FS Securities LLC, as depositor, (the "Depositor") and Wilmington Trust Company, as trustee, the Indenture, the prospectus, the preliminary prospectus supplement and the prospectus supplement, dated August 11, 2006, September 11, 2006 and September 13, 2006, respectively, relating to the Notes (the "Prospectus", the "Preliminary Prospectus Supplement" and "Prospectus Supplement," respectively), the Sale and Servicing Agreement, dated as of September 1, 2006, among the Trust, BMW Financial Services NA, LLC ("BMW FS"), the Depositor and the Indenture Trustee, the Receivables Purchase Agreement, dated as of September 1, 2006, between BMW FS and the Depositor, the Owner Trust Administration Agreement, dated as of September 1, 2006, among BMW FS, the Trust and the Indenture Trustee, and such corporate records, agreements, documents and other

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BMW Vehicle Owner Trust 2006-A
September 22, 2006
Page 2



instruments (the aforementioned documents together, the "Documents"), and have made such inquiries of such officers and representatives of the Trust and such other persons, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the genuineness of all signatures, and the correctness of all representations made therein. (The terms of the Documents are incorporated herein by reference.) We have further assumed that the final executed Documents will be substantially the same as those which we have reviewed and that there are no agreements or understandings between or among the parties to the Documents with respect to the transactions contemplated therein other than those contained in the Documents.

       Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, although there is no direct authority addressing transactions similar to those contemplated in the Documents or entities with a capital structure similar to the Trust or instruments similar to the Notes, (i) except to the extent qualified herein and therein, the statements in the Preliminary Prospectus Supplement and the Prospectus Supplement under the headings "Summary of Terms - Tax Status" and "Material Income Tax Consequences," and in the Prospectus under the headings "Summary of Terms - Tax Status" and "Material Income Tax Consequences," to the extent they constitute matters of law or legal conclusions, are correct in all material respects, (ii) the Notes will be characterized as debt for federal income tax purposes and (iii) the Trust will not be characterized as an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes.

       The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Further, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or the courts. We express no opinion either as to any matters not specifically covered by the foregoing opinion or as to the effect on the matters covered by this opinion of the laws of any other jurisdictions. Additionally, we undertake no obligation to update this opinion in the event there is either a change in the legal authorities, in the facts, including the taking of any action by any party to any of the transactions described in the Documents pursuant to an opinion of counsel as required by any of the Documents relating to such transactions, or in the Documents on which this opinion is based, or an inaccuracy in any of the representations or warranties upon which we have relied in rendering this opinion.

       We consent to the references in the Prospectus under the caption "Material Income Tax Consequences" to our firm and to the use of this opinion as an exhibit to the Registration Statement.


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BMW Vehicle Owner Trust 2006-A
September 22, 2006
Page 3




                                                     Very truly yours,

                                                     WEIL, GOTSHAL & MANGES LLP


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BMW Vehicle Owner Trust 2006-A
September 22, 2006
Page 4


                                   SCHEDULE A

BMW Financial Services NA, LLC
300 Chestnut Ridge Road
Woodcliff Lake, New Jersey  07677


BMW FS Securities LLC
300 Chestnut Ridge Road
Woodcliff Lake, New Jersey  07677


BMW Vehicle Owner Trust 2006-A
c/o Wilmington Trust Company, not in its individual capacity but as Owner Trustee
Rodney Square North
1100 North Market Street
Wilmington, Delaware  19890-0001


Standard and Poor's Ratings Group
55 Water Street
New York, NY  10041


Moody's Investors Services, Inc.
99 Church Street
New York, New York  10007

Barclays Capital Inc.
    as representative of the
    several Underwriters
200 Park Avenue, 5th Floor
New York, New York 10166


Deutsche Bank Trust Company Americas
60 Wall Street
New York, NY 10005
Attention:  Structured Finance Services - BMW 2006-A